Exhibit 99.1

FitLife Brands

April 1, 2026

4:30pm ET

Operator

Good day, and welcome to the FitLife Brands Fourth Quarter and Full Year 2025 Financial Results Conference Call. At this time, all participants have been placed on a listen-only mode. The floor will be open for questions and comments following the presentation. [Operator Instructions].

It's now my pleasure to turn the floor over to your host, Dayton Judd, CEO of FitLife Brands. Sir, the floor is yours.

Dayton Judd

Good afternoon. I'd like to welcome everyone to FitLife's fourth quarter 2025 earnings call. We appreciate you taking the time to join us this afternoon. Joining me on the call is FitLife's CFO, Jakob York. Ryan Hansen, our EVP, who typically joins these calls is on vacation this week.

The fourth quarter is the first full quarter that includes the financial results for Irwin Naturals, which we acquired on August 8, 2025. As has been our practice, we will provide summary financial results, including revenue, gross profit and contribution for Irwin for approximately the first two years of our ownership. All of our previous acquisitions were completed more than two years ago. So the performance of all other brands is now reported under Legacy FitLife.

That said, we will continue to provide commentary about individual brands when it makes sense to do so. I will start by providing some general commentary about the full-year 2025, after which I will provide commentary about the fourth quarter more specifically. And at the end of my prepared remarks, I will provide some high-level commentary on what we are seeing in the business so far during 2026.

So to begin, first, for the full-year 2025. 2025 was a strong year for all of our brand groupings other than MRC, whose challenges we have discussed previously. Legacy FitLife, excluding MRC and MusclePharm delivered organic revenue growth of approximately 6%. Wholesale revenue was flat, although we did benefit during the first quarter of 2025 from the restocking of GNC's distribution centers. Online revenue for Legacy FitLife during 2025 increased approximately 16%. MusclePharm delivered organic revenue growth of approximately 5% during 2025 with revenue growth occurring in both the wholesale and online channels. MRC revenue declined approximately 15% during 2025.

And obviously, we are excited about the Irwin acquisition, which happened in August of last year. Although we didn't own Irwin for the full-year of 2025, let me provide some historical numbers and context for how we are thinking about this business.

First, Irwin previously generated a significant portion of its revenue from Costco in the United States. However, Costco U.S. discontinued the final Irwin product in early 2025, several months before the acquisition.

Second, Irwin historically sold a meaningful amount of CBD products with gross revenue from CBD during the 12 months prior to the acquisition totaling approximately $4.8 million. Subsequent to our acquisition of the company for a number of reasons, we made the decision to discontinue all CBD products.

We have been selling our remaining inventory and expect to be completely out of CBD later in 2026. And third, Rite Aid, another major customer for Irwin, went into bankruptcy and liquidation prior to our acquisition of the company. If we remove Costco U.S., CBD and Rite Aid from the financials, Irwin's net revenue for the full-year of 2024 would have been $54 million, and its revenue for the full-year of 2025 would have been $54 million.

In other words, if you normalize the numbers to reflect the customers and products that represent the go-forward business, the brand was flat from 2024 to 2025. If you do the same math just for the fourth quarter of 2025, which was our first full quarter of ownership, Irwin delivered organic growth of approximately 6% compared to the fourth quarter of 2024.

So to recap, all of our brand groupings experienced organic growth in 2025 with the exception of MRC. Now regarding the fourth quarter of 2025. Total revenue was $25.9 million, an increase of 73%, primarily as a result of the acquisition of Irwin, partially offset by weakness in Legacy FitLife.

Wholesale revenue was $15.5 million or 60% of revenue, an increase of 213% compared to the fourth quarter of 2024. Online revenue was $10.5 million or 40% of total revenue, an increase of 4% compared to the fourth quarter of 2024. Excluding the amortization of the inventory step-up related to the Irwin acquisition, gross margin was 37.0% compared to 41.4% during the fourth quarter of 2024.

The decline in gross margin is primarily due to the acquisition of Irwin, which has historically operated at a lower gross margin than most of our other brands. We expect Irwin's margins to increase over time and I'll provide more detailed commentary later in the call regarding the opportunities for improvement.

Contribution, which we define as gross profit less advertising and marketing expense, increased 47%, driven primarily by the addition of Irwin, partially offset by lower contribution from Legacy FitLife. Net income for the fourth quarter of 2025 was $1.6 million compared to $2.1 million during the fourth quarter of 2024, with the decline driven primarily by transaction-related expense and amortization of the inventory step-up associated with the acquisition of Irwin.

Adjusted EBITDA was $3.5 million, a 14% increase compared to the fourth quarter of 2024.

With regard to brand level performance, I'll start with Legacy FitLife. We mentioned on our third quarter earnings call in mid-November that we were starting to see broad-based weakness across our portfolio of brands. That weakness accelerated late in the fourth quarter and into the first quarter.

From a macro environment perspective, given the backdrop of economic and political volatility, we know there are broad-based consumer confidence concerns, particularly for discretionary products. Consumer sentiment remains near all-time lows and consumer discretionary spending has been declining since late last year and is at the lowest level it has been in the past four years.

Total Legacy FitLife revenue for the fourth quarter of 2025 was $13.3 million, of which 68% was from online sales and 32% was from wholesale customers. This represents a 14% year-over-year decrease in wholesale revenue and a 10% year-over-year decrease in online revenue or a 12% decrease in total revenue. The declines were primarily attributable to MRC and MusclePharm with the other Legacy FitLife brands delivering organic growth of 4% during the fourth quarter.

Gross margin for Legacy FitLife declined slightly from 41.4% to 40.7%. Contribution declined 18% to $4.3 million and contribution as a percentage of revenue decreased to 32.5% compared to 34.9% in the same quarter of 2024. Excluding MRC and MusclePharm, the other Legacy FitLife brands delivered higher revenue, higher gross margin and higher contribution as a percentage of revenue compared to the fourth quarter of 2024.

Moving on now to Irwin. We don't report Irwin's historical performance prior to the acquisition in our financials. But as mentioned previously, normalizing for the loss of Costco U.S. and Rite Aid as customers and the decision to exit CBD, Irwin delivered organic growth of approximately 6% during the fourth quarter of 2025 compared to the same quarter in 2024. Total Irwin revenue was $12.6 million, of which $11.2 million or 89% came from wholesale customers and 11% came from online sales.

Gross margin for Irwin during the fourth quarter was 28.0% and contribution as a percentage of revenue was 26.6%. Adjusting for the amortization of the inventory step-up, Irwin's gross margin and contribution as a percentage of revenue would have been 33.2% and 31.8%, respectively. We mentioned on our third quarter earnings call in November of last year that we began selling Irwin products on Amazon in mid-October.

I am pleased to report that Irwin's Amazon business scaled nicely throughout the fourth quarter, delivering approximately $60,000 of revenue in October, $300,000 of revenue in November and almost $500,000 of revenue in December. Irwin's growth on Amazon has continued in the first quarter of 2026, but I'll provide more commentary on that shortly.

Now let me provide a few additional high-level comments and some forward-looking remarks, and then we can move into Q&A. Regarding the balance sheet, we began paying scheduled amortization on our term loan during the fourth quarter. In total, we paid down approximately $1.9 million of debt during the fourth quarter, bringing our debt balance to $44.7 million. We further reduced the balance on our revolver by $1.4 million during the first quarter and we made another scheduled amortization payment on our term loan of approximately $1.5 million yesterday.

We are ahead of schedule on our debt reduction, and will continue to deploy excess free cash flow to further reduce indebtedness. As mentioned previously, we have continued to experience weakness across most brands and channels during the first quarter. We have identified and are working on five priorities to address the recent soft performance that we expect will favorably impact revenue and cost in the future.

First, we expect to be able to significantly improve Irwin's supply chain. Prior to the acquisition, we knew that Irwin's supply chain was one of its biggest challenges, but that also means it represents a significant opportunity. I will highlight a couple of specific areas. First, Irwin has historically had to dispose of approximately $2 million of obsolete inventory every year, which gets expensed through cost of goods sold.

The primary driver of this is the combination of high MOQs, which are customary for softgel products and a short selling window driven by two-year dating on Irwin's products.

In the wholesale channel, retailers typically require a minimum of 12 months of shelf life for all products that are shipped to them. And if our products only have 24 months of shelf life at the time that they are manufactured, the selling window is only 12 months and realistically, a bit less than that when we take into account packaging time and shipping time.

We are in the process of transitioning as many of our products as possible, particularly the slower-moving products to a three-year shelf life, which will double the amount of time we have to sell the products from 12 months to 24 months and thereby significantly reduce the amount of obsolete inventory that the company has to write off.

In addition, expanding online sales provides additional flexibility as most online marketplaces have less stringent requirements regarding shelf life for inbound products. As a result, continuing to ramp up on Amazon and other platforms will create additional flexibility for us in this regard. Dramatically reducing this inventory obsolescence has the potential to increase Irwin's gross margins by as much as 300 to 400 basis points with a corresponding dollar-for-dollar impact on EBITDA.

Additionally, Irwin has historically faced and continues to face stockouts, the impact of which was particularly pronounced during the first quarter. We hired a new VP of Operations for Irwin in February, and we are confident that throughout the course of 2026, we will be able to meaningfully improve Irwin's supply chain.

Second, we are increasing our focus on new product development at Irwin. New product launches are important to maintain relevance in the nutritional supplement industry. We have maintained a robust product development pipeline with our Legacy FitLife Brands, but Irwin lagged on this dimension during the company's financial distress and ultimate bankruptcy.

We have three new products currently in production, which we expect to launch in the third quarter and are working to build out Irwin's longer-range product development pipeline.

Third, we are focused on driving awareness and demand generation for our products off Amazon, which we believe will also drive improved performance on Amazon. We have previously discussed the challenges we began experiencing in early 2025 on Amazon with Dr. Tobias. Beginning late in 2025 and into 2026, we have been experiencing weakness on Amazon for other brands as well. In general, our product listing pages continue to convert at above average rates. So the challenge is traffic and not conversion.

We believe a significant part of the weakness we are experiencing on Amazon relates to continued evolution of the Amazon algorithms. It would take a long time to address this in detail in my prepared remarks, but for those of you who are interested in the evolving dynamics of e-commerce marketplaces, I would encourage you to Google the recent shift from Amazon's A9 algorithm to what the Amazon community refers to as the A10 algorithm.

For obvious reasons, Amazon doesn't provide details about their algorithmic changes, but it is becoming increasingly clear that Amazon is now prioritizing listings that bring external traffic and organic engagement to their platform. In other words, until recently, success on Amazon was primarily the result of optimizing within the Amazon ecosystem, using tools such as pay-per-click and other on-platform advertising.

Now, however, it is becoming increasingly clear that success on Amazon is primarily a function of driving incremental traffic to Amazon by building off-Amazon awareness. We are seeing the correlation of this shift in the performance of our individual brands on Amazon. For example, our brand with the highest off-Amazon awareness and distribution is Irwin. And the Irwin selling account is currently our fastest growing Amazon account.

Additionally, some of our other brands with strong off-Amazon distribution are showing growth on Amazon. At the other end of the spectrum, our worst-performing Amazon account is Dr. Tobias, which has been an Amazon exclusive brand with almost no off-Amazon exposure. In short, we are observing that the more dependent the brand is on Amazon, the more it is struggling on the platform.

We have been working since last year to improve our off-Amazon awareness for the Dr. Tobias brand, primarily through TikTok via brand ambassadors and influencers. We also recently finalized a partnership between the Dr. Tobias brand and Joey Chestnut, the world record holding competitive eater, perhaps best known for his hot dog consumption on July 4th. We are excited about the partnership with Mr. Chestnut and believe it will resonate with potential consumers of Dr. Tobias' Hero Colon Cleanse product.

With the help of a new Chief Marketing Officer that we hired in early February, we continue to expand our off-Amazon efforts across our most important brands. This effort will take some time, but we expect it will bear fruit in the long run.

Fourth, we continue to expect long-term revenue benefits from leveraging Irwin's sales team to cross-sell other FitLife products into the wholesale channel. The sales process in the wholesale channel generally takes time as most retailers reset planograms once or potentially twice a year. However, our efforts are slowly beginning to bear fruit. We recently gained placement of six MusclePharm SKUs in a regional grocery chain beginning in the second quarter. In addition, conversations with other retailers are underway, and we expect to announce additional distribution gains in future earnings calls.

And fifth, as has traditionally been our practice, we will continue to look for ways to operate more efficiently with regard to our SG&A. As has been the case historically, this will be more the result of a number of small improvements over time as opposed to large one-time efforts. For example, we exited our office lease for MRC in the Toronto area when the lease expired this past January, since most employees were already working from home.

In addition, our office lease for Irwin expires later this year and we anticipate that the new lease will be for a smaller space and at a substantially lower cost per square foot due to softness in the office rental market in the Los Angeles area. None of these individual SG&A reduction opportunities is anticipated to be material on its own. But in total, we expect them to be compelling. I've talked a lot about some of the challenges we are facing and what we are doing to address them.

Before closing, however, I want to touch on one bright spot in our business, which is Irwin's continued growth in online revenue. I mentioned earlier that monthly revenue increased to approximately $0.5 million by the end of the fourth quarter. We are encouraged that the growth has continued throughout the first quarter with monthly revenue now approximately $0.8 million.

In other words, in a few short months, this has become a business with roughly $9 million to $10 million of annual revenue on a run rate basis with higher margins than our traditional wholesale business. In addition, we think there is further upside since some of our best-selling products in the wholesale channel are not yet on Amazon, and we have been hurt somewhat by the out-of-stock situations I previously mentioned.

And although we continue to see declines in subscriber counts on Amazon across most of our other brands, as we mentioned on our third quarter earnings call, we are seeing very strong subscriber growth for the Irwin brand with subscribers increasing from approximately 500 at the beginning of 2026 to over 3,600 today.

In terms of outlook for the full-year, we are going to hold off on providing any kind of formal guidance at this point in time, given the weakness in the first quarter and our uncertainty about how long the exogenous challenges will persist and how quickly our internal efforts will bear fruit. The online growth we are experiencing at Irwin is encouraging, but at this point, we just don't know whether it will fully or only partially offset the weakness we are experiencing elsewhere.

So with that introduction, I will conclude my opening commentary, and we can go ahead and open it up for questions.

Operator

Thank you. At this time, we will be conducting a question-and-answer session. [Operator Instructions]. The first question today is coming from Ryan Meyers from Lake Street.

Q: Hey guys. Thanks for taking my questions. First one for me, and I realize this might be a bit of a difficult question to answer. But if we think about the revenue headwinds that you called out, Dayton, both Amazon and then just kind of the broader macro pressures, I mean, is there any way to think about which one of those two dynamics is maybe impacting the business more? Or it's just the best way to think about it is, look, these are headwinds, and this is kind of where the softness in the revenue is coming from?

Dayton Judd

Yes, so good question. I don't have a good answer. I don't know how to bifurcate them. I can give you some data points that may help. We have access to POS data for the retailers. Depending on the retailer, it's not always perfectly up-to-date. If you go back over the last six months, right, the growth rate, and this is for supplements overall as a category, has been declining for about six months, and it actually flipped negative here in the last several weeks. If you look at that as just a raw percentage, it's much smaller than kind of the declines we've been seeing. So there are some other variables coming into play.

Our out-of-stocks are kind of hard to quantify. It's definitely in the hundreds of thousands. Yes. So I guess I don't have a great answer for you, Ryan, other than there clearly is some general weakness. And then there clearly are some areas where we're down, and I probably can't blame kind of the market overall. So I don't know if that's helpful or not, but that's kind of what I got.

Q: No, that's helpful. Appreciate the color there. And then thinking about gross margin, I think you guys gave the adjusted gross margin number of 37%. Is that the right way to think about the business going forward with Irwin? Or do you think that given some of the priorities you guys laid out, do you think you guys can get back into that 40% margin? Just how we should be thinking about the gross margins going forward?

Dayton Judd

Yes, 40% is probably a stretch. So Irwin has kind of historically been in the low 30s, so usually not 30%, but also not 35%. I think we can get Irwin up into the certainly mid, if not high 30s. If you look at historically, the Legacy FitLife business, we tended to be more low 40s. So I think for the combined business, over time, again, not next quarter or the quarter after that, but as we're able to address some of these things like the supply chain and the two-year dating issues that I brought up, I think something closer to the high 30s is reasonable.

Q: Okay. Got it. Thanks for taking my questions.

Dayton Judd

Yep.

Operator

Thank you. The next question is coming from Samir Patel from Askeladden Capital. Samir, your line is live.

Q: Hey Dayton. Thanks for taking the question. So first off, with the understanding that you're not providing guidance for the year, at the time of the acquisition, you've kind of laid out, I think it was $120 million in revenue and $20 million to $25 million in adjusted EBITDA. I guess when you're saying that you're not sure if the Irwin, the online sales are going to offset kind of the weakness you see elsewhere, should we interpret that as, obviously, the most recent quarter, even if you account for seasonality, kind of puts us below the low end of that range. Are you basically saying that if Irwin online continues to go well, then maybe that gets us back into that range. But if not, then we're below that range. Is that kind of how you're thinking about it?

Dayton Judd

Yes. I mean I'll characterize it may be a bit differently. Look, if I had any confidence in what 2026 would look like, I would certainly tell you guys. But let me just give you the data points I have. So if you look at Legacy FitLife, for 2025, you can look at our financials, and I think the number for the full-year for revenue was $62 million. I kind of walked through the math for Irwin, again, making the adjustments for losing Costco and Rite Aid as well as taking out CBD, and that number was $54 million.

So at the end of 2025, the combined business was about $116 million. We've got an online business now that should add to that. Although some of that online business, as you recall, we were previously selling to some third parties who are then reselling the products on Amazon. So you kind of have to back out, I don't know, a couple, $3 million of the $116 million. And then to that, call it, $113 million, you would add again the Amazon business, and this assumes everything else in the business is flat.

The reality is right now, though, that everything in the business is not flat, okay? The other data point I'll give you all is Q1 is not better than Q4. In fact, I'd say we're pacing a little bit down in Q1 compared to Q4. So I certainly hope and I would expect that the rest of the year doesn't look like Q4 and Q1, but I can't definitively say that it's going to be a certain amount higher in Q2, Q3, Q4. I don't know when things in the world will change. I don't know the exact timing of when we'll get everything back in stock that we need to get back in stock. So that's why I hold off on giving a number.

So if the incremental online business, if it stays kind of right where it is and you subtract the, call it, $3 million of wholesale revenue that we gave up, we'd be about $120 million. And again, I'm not saying I expect that, because Q1 right is proving to be as challenging, if not a bit more challenging than Q4. So those are the data points, and because I don't know, I don't want to tell you guys what's going to happen. I'd rather give guidance when I have a reasonable degree of confidence what that number is going to be.

Q: Okay. And just to clarify a little bit further, when you refer Q1 kind of tracking similar to Q4, are you saying like on a year-over-year basis? Or are you saying like we're not seeing the typical, I know that Q4 is typically the weakest quarter for supplements in Q1, you know, new year's resolution stronger. So are you saying that sequentially, you're expecting Q1 to be flat to down from Q4?

Dayton Judd

Yes. Q1 looks a whole lot like Q4.

Q: Okay. Understood. And maybe talk a little bit more about the decision to exit CBD. Is that a margin decision? Or what went into that?

Dayton Judd

No. In fact, margin would be the reason to keep it. CBD is incredibly complex as it relates to the legal environment. So federally, there are very challenging guidelines about what you need to do in order to be able to sell CBD, stuff like the farm bill and whatnot. But then on top of that, the state level regulations are even more complicated. And so if you're selling online and you're selling into 50 states, you have to be aware of and keep up with all of the regulations in the different states, which in and of itself was pretty challenging.

Further compounding it, I would say we were undecided when we bought the business. We certainly didn't buy Irwin because of the CBD. But I think it was either October or November when the latest spending bill was passed again federally, that bill, in our interpretation, essentially makes it -- I don't want to say impossible, but certainly very difficult to legally sell CBD. And so it's just not worth the complexity. And so for that reason, we're choosing to get out.

We've had CBD topicals and we've had CBD ingestibles. There is no retailer because of the legal environment and some of the challenges out there, there's no retailer, no major retailer, I should say, brick-and-mortar or online that sells ingestible CBD. You can't buy it at Target, Walmart, you can't buy it on Amazon. You can buy it in local health food stores and whatnot. And so, topicals, the only place we sell CBD in kind of a major retailer is we sell topical CBDs in CVS.

And so given just the legal environment and the fact that it wasn't growing for us anyway, it was declining, and it's particularly challenging to keep up with. We just decided to move on and focus on kind of what we know best.

Q: Thanks. Makes sense. And the final one, you mentioned the various initiatives that you have ongoing, and thanks for kind of scoping those in terms of the potential impact. What would you say on timing? I think you clarified on some of the leases and SG&A items and the distribution. But as far as for example, the three-year shelf life, how long will that take to get done? How long before you can kind of stop losing that $2 million a year off Irwin's P&L?

And I guess more broadly, if you could go a little bit deeper into the demand generation side outside of TikTok, maybe in the things that you're doing to try and get shelf placement for some of your legacy products and also drive more traffic to Amazon?

Dayton Judd

Yes. So on the dating, I think you'll start to see the impact of that in Q2 and beyond. So we have received at this point now some of our first products with the three-year dating. And just to give you a bit more color on how that works, you don't just get to decide to kind of change your expiration date on the bottle. You've got to be sure that the product when it hits the two-year mark or the three-year mark, if someone were to open it up and send it to a lab and test it, that it still meets the label claim.

And so to go from two to three-year dating, that entails revising, updating all of your formulas, making sure you have enough in there that it will not just get to two years, but we'll get to three years, so almost every single product we've had to kind of update the formula. And that takes time, and it takes time to get our manufacturers on board because they are part of the process of approving kind of what they're making and stamping the three-year shelf life on it.

So that said, we have started to receive our first products with three-year dating and we'll continue to do so. We're starting with the products that are slower movers for us, where we're more likely to have to throw products away. We've got some very, very fast-moving products where it doesn't matter like moving to three-year dating won't really help us because we turn it so quickly. It's just not a priority right now.

So I think you'll start to see that flow through the P&L, hopefully in Q2. And what you'd see it in is certainly higher margin, but also just lower charge-off to inventory, lower inventory reserve and therefore lower COGS.

Your second question on the off Amazon. What we're doing there, it just varies across brands. We have been focused on Dr. Tobias first because it has the biggest exposure to Amazon. But we've talked about TikTok, and I don't want to provide numbers that get people too excited because it's definitely slow going, but we continue to see increased engagement, increased kind of GMV, increased sales on TikTok. There clearly is some spill over value. So when you sell more on TikTok, you see more sales or you see more branded search and hopefully more sales on Amazon.

So it just takes time to scale in some of these other channels. It's no different than kind of marketing 101, what we've been trying to do with all of our brands from the beginning, except again, something like Dr. Tobias, which has had an Amazon focus. So I think I mentioned in the comments, I don't think it's coincidental that if I graph percent of revenue coming off Amazon and the growth rate for that brand on Amazon, where it's like linear, where we're seeing the best growth is where we have the highest off Amazon distribution.

So that said, it is still a black box. I wish I could knew exactly what to do and exactly how the algorithms work, but you just kind of have to figure it out as you go. So I don't know if that answers your question, but that's what our focus is right now.

Q: Yes, thanks. That is helpful. I will leave it. I will let others ask some questions.

Dayton Judd

Thanks.

Operator

Thank you. And the next question is coming from Sean McGowan from ROTH Capital. Sean, your line is live.

Q: Thank you. Hi, Dayton. A couple of questions here. Is the impact of the inventory step-up complete, largely complete, where are we on that?

Dayton Judd

It is done. So that's been fully -- the last expensing of that was in Q4. So in the Q1 numbers and beyond, you will not see any amortization of inventory step-up.

Q: Okay. And circling back to an earlier question about the kind of the gross margin opportunity at Irwin. I think you ended that comment with something that you're talking about the high 30s not right now, but eventually, did you mean consolidated gross margin or just Irwin itself in the high 30s?

Dayton Judd

Yes. I was thinking consolidated. I think Irwin can get -- Legacy FitLife has been low 40s lately. I think Irwin, I can get 300, 400 basis points out of that, and I think they're roughly 50-50. So if Irwin is, call it, 37 and Legacy FitLife is 41, you get to kind of the 39. Again, I have not modeled it out. I'm giving you approximate numbers. I know I can get it higher because of the biggest thing that $2-plus million of just throwing away product every year is shocking.

We carry a similar amount of inventory on the FitLife side of the business. our reserve on the FitLife side of the business is a fraction, like 10% of the reserve on the Irwin side of the business. And because of the shelf life flexibility that we have, most of our products on the FitLife side, I can probably count on two or three fingers the number of products we have that is less than three year shelf life. So that will create a bunch of flexibility.

And then I think I mentioned it in my prepared remarks, but not in the response to the question. But the other thing is as you sell more retail, as you sell more online, that also helps to kind of bolster the margin of it. So that's why we're confident that over time we can do better for gross margins for Irwin.

Q: Okay. And on that shelf-life issue, at the risk of getting too much into the weeds, I was just wondering, you've only had this business since August. If it was that easy for you to fix it, why wasn't it done before? They just didn't pay attention to it?

Dayton Judd

I don't know. I don't want to point fingers or cast blame. I think people have different priorities and look, the stock-out, I mentioned stock-outs, that's related to the shelf-life issue because I mentioned you've got about a 12-month sell-through period. And so if you want to avoid throwing inventory away, you try and time the delivery of your next purchase order for right around the time you run out because if you get it four months too early, you're still selling the old stuff and then you only have eight months to sell the new stuff before it expires.

And so you get in this game of trying to time your inventory purchases, and then you've only got 12 months to sell it. If you order too early, your reserve, your obsolescence goes up, if you order too late or if it shows up too late, I should say, because you always order on time, but there's variability in supply chain. If it shows up too late, then you're dealing with stock-outs. So we think kind of this transition and I mean me talking about it makes it sound easy. Like this is not easy.

This is lots and lots of people spending lots and lots of hours and revising formulas and spending tens of thousands of dollars on testing and it's a lot of work to get to that point, but it's unequivocally worth the effort.

Q: Yes. But okay. And then looking at it from a different perspective, how will you be able to be confident that it kind of stands the test of time or a three-year shelf life, if you haven't been able to actually experience that amount of time. Is the testing accurate enough?

Dayton Judd

Yes. And the reason is, most of these products we've been making for more than three years and it's called retains. You have to keep a certain number of every production lot of every product you've ever made. So we can pull something off of our internal storage shelves that were made three years ago. We can test it and we can see how it tests out and we can know what the deficiency is. And then that tells you, you now know how much more you need to put in it when you make it, you know kind of the decay is the wrong word, but the extent to which certain products diminish over time.

Vitamins are very, very tricky. Vitamins diminish more rapidly over time. And it's very hard to get three- or four-year dating on a multivitamin that has a lot of ingredients. But on a lot of other products, you can get three-year dating. So you have to put in, you have to increase what's called the overages in the initial production, which by the way, can increase your cost a bit because you're putting more raw materials into the product, but you make up for it in not having to throw a product away over time.

Q: Right. Okay. A couple more then. My notes just tell me that Irwin in the first quarter of '25 before you owned it did around $18 million, but that would include some of the things that we should exclude on a pro-forma basis. Can you share with us what that would have looked like excluding the cost?

Dayton Judd

Yes. The adjusted net revenue. So again, the same math I explained in the kind of commentary at the beginning of the call, adjusted net revenue taking out Costco U.S. CBD and Rite Aid was $14.3 million in Q1 of 2025.

Q: Okay. That's very helpful. And then my last question, I feel like we have this question every time, but what's going on in the MusclePharm and what's the remedy there?

Dayton Judd

Yes. Yes. I think we gave or you can kind of figure, I don't have the revenue number in front of me, but you have 2024 revenue, and I gave you the organic growth number for 2025 of 5%. So again, growing online, growing in wholesale, slow going. I mentioned in the call, we've got some initial wins from this kind of cross-selling effort that we've got going on and are in discussions on some others.

The other thing though I would say is MusclePharm continues to be impacted by the dynamics in the protein market. So again, MusclePharm is probably 80% protein. I spent a lot of time talking about protein in the third quarter, but you can't get protein now in the second quarter unless it's off spec. Third quarter protein is now $11 a pound, for WPC kind of whey protein concentrates. So I mean it's just astronomically gone up in terms of cost.

Look, I turned down probably $1.5 million MusclePharm purchase order during the first quarter from an international customer, we've done business with before, that they're just bottom fishing and it would have been the lowest gross margin we would have ever kind of sold products. So part of what you're seeing in the business too is trying to protect margin as opposed to just, I can give you guys higher revenue. I can deliver higher revenue, but it's going to come at a cost.

So we're trying to be smart about kind of who we're selling it to and trying to protect margin somewhat. So it's continuing along and I'd say nothing dramatic to report in Q1 other than we're preferring to sell product to people willing to pay a bit more than some of our other customers.

Q: Okay. Thank you.

Dayton Judd

Yes, thanks Sean.

Operator

Thank you. [Operator Instructions]. The next question is coming from James Bogan from Legends Capital [ph]. James, your line is live.

Q: Hi, thanks for taking my question. I also was going to just ask about MusclePharm. I'm not sure what you can add. But when I initially invested, I remember that MusclePharm used to be a brand that sold like $150 million of stuff a year more or less, and now it's down to single-digit millions or whatever. And so I consider your company kind of a leverage play on MusclePharm until your recent acquisition of Irwin, of course.

And so I understand you have this problem with protein. And I'm just wondering assuming prices stay where they are, we move in a world of resurging inflation. I'm just wondering what is the game plan? I mean you can sell to the good customers for a while, but eventually have to sell to everybody and push product.

So I'm just wondering how this might play out or how you're gaming it or what sort of volumes you can generate or what you can do about passing this on to your customer without killing sales? I'm just wondering what the game plan is because I view MusclePharm is such an important brand that you're in the midst of rebuilding.

Dayton Judd

Yes. Yes, thanks for the question, James. I think I may have commented on this somewhat in the third quarter call. I think, you mentioned $150 million. I think at its peak, it was about $175 million wholesale that was 10, 15 years it was a long time ago and then it was a consistent and steady decay until we bought it in bankruptcy. I think what we've learned from MusclePharm is that it's been a challenge. And the reason it's been a challenge, and I contrast it with Irwin, which that was an asset purchase out of bankruptcy.

When we bought MusclePharm, they had zero distribution, they weren't on a single store shelf in the United States anymore out. We bought the intellectual property and about 120,000 of inventory. So this was literally buying a brand that was essentially dead. It had some online sales through a third-party. And the goal was, can we revitalize this brand?

Can we regain lost wholesale distribution? And we have been at it now for 2.5 years, and we've gotten some. I mean you can go look and see where it's sold. But there's some customers where we're growing 100% year-over-year. It's just not on any major store shelves. We got it in The Vitamin Shoppe with the Pro Series and did okay and some of them are still there, and some of those SKUs are no longer there. So we'll keep trying. We're going to keep trying to sell it. But anyone that has any expectation that this is going to be $175 million brand again, I would just encourage you to temper, right, your enthusiasm, right, our intention is to grow it.

Q: Right, but I thought even if you could achieve a fraction of that a quarter of that.

Dayton Judd

Yes. Our plan is to grow like we still want to grow it. But the thought that we could buy it and just get back into everyone that used to sell it from Walmart to Costco U.S. to everybody else, it didn't happen, and not for lack of trying. So the world, and buyers in particular, move on. So once they kick you off-the-shelf, they're not very keen to bring you back.

Q: All right. I get it.

Dayton Judd

So that's how I would characterize the kind of the MusclePharm. Now that said, again, I hopefully, in the next earnings call, we'll have a couple of SKUs. We've been told we have a couple of MusclePharm SKUs getting into a national grocery chain. It's not 100% confirmed. We've been told to expect POs and store counts, and we'll see if that comes through. I don't want to talk about it prematurely, probably within the next month or two. There will be something like that, on the next earnings call, we'll have something we can talk about. But also, those are singles. It's not a home run. It's not going to double the size of the business overnight.

Q: And what can you do about the input cost, that protein is what it is.

Dayton Judd

It is what it is. I cannot get, I mean protein is a global commodity. Everyone is going to be paying the same price. In hindsight, well, I will never buy another brand that is IP only, and I will never buy another brand that is protein-dominant just given kind of what we've seen and what we experienced.

Now that said, I'd probably stop short of saying MusclePharm was a bad acquisition or a horrible acquisition, but it certainly wasn't a great one. It's going to be okay, in terms of the multiple of what we paid. But it's not the type of acquisition we'd be looking for going forward.

Q: Got it. Okay. All right. Thank you very much.

Dayton Judd

Thanks James.

Operator

Thank you. And the next question is coming from Maaiz Hahn from 2by2 Capital. [indiscernible] your line is live.

Q: Hey guys. Thanks for taking my question. I had a couple of questions on Irwin. First, I know Irwin lost two SKUs at Costco U.S. in early 2025. I wanted to ask, just on that front that you guys had any conversations about relisting. Is there anything kind of going on that front?

And then the second question is around online sales. I think we've already mentioned you're running at $9 million to $10 million in online sales, and you still have some SKUs that you plan to list. Do you have an updated view on kind of online sales for Irwin as well?

Dayton Judd

Yes. So let me take. The first question was the Costco SKU. So they had, if I'm remembering correctly, 2 SKUs in Costco U.S., sorry, I'm talking about Costco U.S. here. The first one was lost quite a while ago. The second one, the last one was discontinued in early 2025. Have we had discussions with Costco? Yes. We're not getting back in there anytime soon, which is why I gave you guys the numbers with the adjustments.

Similarly Rite Aid, we're not getting back into Rite Aid because it doesn't exist. There's a couple of other retailers where Irwin lost distribution in the kind of bankruptcy period where there's a chance we might get them back. And so I didn't make any adjustments for those. But Costco U.S., you should not plan on us getting back in there anytime soon. And Rite Aid is obviously not going to happen. And I was mentioning this a bit with MusclePharm, but Costco is the extreme example of if you get kicked out of Costco the likelihood of getting back in is incredibly low.

And the reason why is they carry -- I'll use protein as an example. They carry two or three powdered proteins, and they carry three or four ready-to-drink proteins. And so when they kick someone out and they give someone else that spot, right, it's going to take something miraculous for them to say, you know what, let me kick out somebody who's actually performing and take another shot with a brand that didn't perform.

So we've learned through MusclePharm and now through Irwin that it is very unlikely, right, to restore distribution in Costco. Particularly in the U.S. Now we do still sell in Costco Canada, and we haven't had any loss of distribution or any loss of SKUs in Costco Canada, since we bought the company. So we're still optimistic about that. But Costco U.S. is kind of a different story.

And then I think your second question was about online sales and the potential from kind of where we are. Is that right?

Q: Yes. Yes. Just you're kind of already hitting the $9 million to $10 million and you still have some SKUs you haven't taken online yet.

Dayton Judd

Yes. Our focus has been obviously getting on the listings that were already set up so that there's a seamless transition from other people who are selling to us continuing to meet that need. Setting up new products on Amazon can take some time. And the main reason for that is, Amazon to their credit, actually, this is, I think, it's hard because we have to pay a lot of money, but it's a positive for the supplement industry as far as selling on Amazon.

You have to get your products tested. You have to send them to a third party approved by Amazon, and then that third party sends the test results directly to Amazon, so that Amazon knows that what you say you're selling is actually what you're selling. So we have a number of products that are kind of in that testing phase and will hopefully be set up here pretty soon. Some of those products, again, have quite good wholesale distribution. So we're optimistic that we'll see good uptake on Amazon.

That said, in some cases, there are variations. So like Green Tea Fat Burner is a product we sell a lot of and across tens of thousands of stores in the United States. Some of the products we're setting up may be a size variation or a slight formula difference or something like that. We're out there selling Green Tea Fat Burner, just not all of the different variations.

Another potential upside, I have no idea how big it's going to be is we're not yet selling on Amazon Canada. So Irwin has a number of products that are registered with Health Canada that are sold to retailers in Canada. A bunch of different retailers up in Canada. We're not selling anything on Amazon up in Canada, but we're I think pretty close to being able to open a Canadian storefront.

So I think there's still upside. I mean the growth is slowing. I mentioned we went from kind of $500,000 or so in December. Just kind of looking at the app here, it was kind of more than $600,000 in January and closer to $700,000 in February. And we'll probably be right around $800,000 for March. So we're still seeing growth, but not as dramatic as we did in the early days.

But I think, again, in the long run, we'll continue to see growth there. We are dealing with out of stocks on Amazon. We have, unfortunately, some of our high-moving SKUs that we sell to very large retailers in the U.S. we're out of stock. And we don't send stock to Amazon if we're shorting kind of our biggest and most important customers. So, in the long run, I think we'll get past that, and I think we'll see continued growth on Amazon, but I don't have a number that I can guide you to.

Q: Got it. Thank you.

Dayton Judd

Yep. Thanks [indiscernible].

Operator

Thank you. And the next question is coming from Tyler Hill. Tyler is a private investor. Tyler your line is live.

Q: Hey Dayton. Thank you for taking the question. So given the recent traffic headwinds for brands like Dr. Tobias, how is the company pivoting its social or organic media strategy to help drive direct engagement outside of paid affiliates alone, and specifically, are you seeing any shift in improvements in the LTV or retention rates of the MRC portfolio compared to legacy brands?

Dayton Judd

I missed part of that last question. Have you seen any improvement in what? Could you say…

Q: Improvements in that. Yes, the customer lifetime value or retention rates within the MRC portfolio compared to the legacy brands.

Dayton Judd

Yes. I haven't seen recent updates on that. Our challenge has not been retention, although, let me come back and talk about subscribers here in just a bit because I think that might be an interesting point for some of you. It's really just it's traffic, like our conversion is the same or up almost across the board on our listings. So the challenge is traffic.

But to your first question about -- so what are we doing off Amazon? I talked about TikTok. I mentioned we've hired a new CMO. We've completely restructured our marketing team, we actually centralized marketing, because it was kind of embedded in kind of different brands and different kind of acquisitions that we've done. But we've got someone now a couple of people that are -- we're doing a whole lot more in e-mail marketing.

We're doing a whole lot more on Shopify, our own websites. We're going to do a lot more, we're -- Irwin we're doing a lot on social media advertising, if you're out there on Instagram or Facebook. Hopefully, you're seeing Irwin ads. And if you're not go to our website and then go back to Instagram and you'll probably start seeing ads, SMS, so it's still early days on a lot of that, but it's -- again, marketing 101 is just stuff that we historically never had to do with Dr. Tobias because it was an Amazon-focused brand.

I don't have anything to report, but we -- if our hypothesis is correct, that off Amazon distribution will help on Amazon, then it would behoove us to be talking to some of the big retailers that we know about some of the Dr. Tobias products, we sell 10,000-plus units probably more than that a week of Dr. Tobias and some Dr. Tobias products on Amazon. That's pretty good movement that some wholesale retailers may be interested in. Again, nothing to report, nobody's kind of given us any indication that they're bringing it in.

But it's that type of stuff that we're looking at as we work to kind of get that brand back on track. Also you talked about kind of customer retention to subscribers. I want to give maybe an update on that. I think I mentioned subscriber growth, at least for Irwin, right, it's strong, it's scaling very nicely, but I mentioned subscriber counts are down across the rest of the portfolio. I've talked on our third quarter earnings call about that, right, that we had seen starting in late September, subscribers across the board, literally every account declining. What we've kind of discovered since then is Amazon made a change where previously, before the change, if you went to a product listing page on Amazon, much of the time the buy box defaulted to subscribe and save.

In other words, the consumer didn't actively select—I want to subscribe to this product, Amazon, if they clicked add to cart and buy, they were subscribed. Amazon flipped the switch and we think it was again late September. And now if you go to any listing on Amazon, you will see that the default is onetime purchase. So they were effectively -- I'm not sure the right word to use. I don't want to say duping people, but they were -- people were unknowingly subscribing to products. And so that was result as Amazon as the platform was growing as brands were growing, your subscriber count was growing. So that -- and by the way, we've talked to a number of brands, lots of brands who sell on Amazon and everyone is seeing kind of declines.

With Irwin, we're seeing increases, which is good, but that all went onto the platform after that change was made in September. So just kind of give you all an update on subscribers. So Tyler, did that answer your question? Or do you have a follow-up?

Q: Yes. So that was kind of the main important question there, and I wasn't sure how different the shift from the Amazon changes in their algorithm versus Google itself actually changing and how it's being addressed in multiple ways.

Dayton Judd

Yes. I'm not familiar with any recent changes in Google and Meta or social, just because we haven't done -- we have advertised there in years past with other brands, but it hasn't been a focus. But to the extent you see more ads from us on those platforms, they will either drive to our website or in some cases, they will push to Amazon because again, that's what Amazon is looking for people that are bringing traffic to them, and they'll reward you for that.

In fact, they have -- I think it's called a brand referral bonus or something like that, where if the click, if the traffic is coming from off the Amazon platform, it's normally like a 15% for supplement a 15% referral fee commission that you pay to Amazon. They'll give you a discount off of that if you bring traffic to them from off Amazon. So those are the dynamics at play right now.

Q: Thanks so much.

Dayton Judd

Thank you.

Operator

Thank you. And there were no other questions from the lines at this time. I would now like to hand the call back to Dayton Judd for closing remarks.

Dayton Judd

Well, thank you all for joining the call and for your interest in FitLife. If you have any follow-up questions, feel free to reach out to us. Otherwise, we will talk to you all again here in a few weeks for our first quarter earnings call. Thank you.

Operator

Thank you. This does conclude today's conference. You may disconnect your lines at this time, and have a wonderful day. Thank you for your participation.